Exhibit 10.15
AGREEMENT
     THIS AGREEMENT by and between Union Electric Company d/b/a AmerenUE (“AmerenUE”) and Noranda Aluminum, Inc. (“Noranda”), individually a “Party” or collectively the “Parties,” is entered into this 14th day of December, 2004.
     WHEREAS, Noranda operates an aluminum smelter near or about New Madrid, Missouri, and in operating said facility requires electricity and related services; and,
     WHEREAS, AmerenUE is a public utility selling and delivering electricity and related services in a service territory in the State of Missouri; and,
     WHEREAS, Noranda is desirous of purchasing electricity and related services from AmerenUE, subject to certain terms and conditions as expressed below; and,
     WHEREAS, AmerenUE is willing to sell and deliver electricity and related services to Noranda, subject to certain terms and conditions as expressed below; and
     WHEREAS, AmerenUE and Noranda entered into a Letter of Intent on October 14, 2004, expressing their intent and desire to reach this Agreement; and to have this Agreement be the full and complete understanding of the Parties, and
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by each of the Parties, the Parties agree as follows:
1.	LTS Tariff And Electric Service Agreement.
A.	Noranda agrees to take capacity and energy from AmerenUE under the rates, terms and conditions of a proposed Missouri Large Transmission Service (“LTS”) tariff and in accord with the accompanying Electric Service Agreement (“ESA”), as set forth in Exhibit A attached hereto and incorporated by reference. Regulatory approval of the LTS tariff as described in Exhibit A is a condition precedent to AmerenUE providing service to Noranda.

B.	Exhibit A shall not be modified, amended, or waived in full or in part in any manner unless agreed to by the Parties, and any such agreement shall be in writing.

C.	Noranda and AmerenUE agree to cooperate and in good faith seek regulatory approval of the LTS tariff.
2.	Metro East Transfer And CTG Acquisitions. AmerenUE’s obligation to initiate service hereunder is conditioned upon (i) receipt of all regulatory approvals with respect to the Metro East Service area transfer pending before the Missouri Public Service Commission (“MoPSC”) in Case No. EO-2004-0108 and acquisitions of the Kinmundy and Pinckneyville CTGs, to AmerenUE’s satisfaction in its sole discretion, and (ii) AmerenUE completing the transfer of its

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Metro East Service area to AmerenCIPS by June 1, 2005, and completing the purchase of the Kinmundy and Pinckneyville CTGs from Ameren Energy Generating Company by June 1, 2005.

3.	MoPSC Approval To Extend AmerenUE Service Territory And Additional Regulatory Assurances. AmerenUE’s obligations hereunder, including without limitation its obligations as provided for by Exhibit A, are conditioned upon AmerenUE receiving an order satisfactory to AmerenUE in its sole discretion, from the MoPSC, granting AmerenUE a certificate of public convenience and necessity extending its Missouri service area to incorporate Noranda’s New Madrid premises, such that AmerenUE has the obligation to provide electric service under Missouri law to Noranda under the LTS tariff. AmerenUE and Noranda shall endeavor to obtain such an order not later than March 15, 2005.

4.	Exclusive Supplier. In the event that all regulatory approvals are received and all conditions as otherwise required are met and the MoPSC issues an order as provided in Paragraphs 2 and 3 above, and, on or before April 22, 2005, AmerenUE notifies Noranda pursuant to Paragraph 6 below that all necessary regulatory assurances and approvals referred to therein are sufficient, Noranda commits to purchase all of the electrical requirements for its aforementioned aluminum smelter near New Madrid, Missouri, including energy losses incurred in order to deliver such electricity from AmerenUE, for the entirety of the Term regardless of the rate or tariff under which Noranda is taking service from AmerenUE. Noranda further agrees, subject to the above conditions, to relinquish whatever rights or entitlement it has under law (including but not limited to Section. 91.026 RSMo as now in effect or as may be amended from time to time), rule, regulation, or tariff, to purchase, acquire or take delivery of power and energy from other electrical providers during the Term. If AmerenUE does not timely give Noranda the notice provided for above, this Agreement shall be void, and the parties shall have no further obligations hereunder,

5.	Term. Noranda agrees to take service from AmerenUE initially pursuant to the terms and conditions of the LTS tariff in Exhibit A, and then pursuant to the LTS tariff or another applicable rate or tariff as subsequently approved by the MoPSC in a later rate proceeding, for a period under such rates of fifteen (15) years, such period to commence when Noranda begins taking service under the attached LTS tariff and ESA. The Term shall automatically be extended in one-year increments unless or until the Agreement is terminated at the end of the Term or any annual extension thereof by a written notice of termination given by either Party and received not later than five years prior to the date of termination.

6.	Other Regulatory Assurances. AmerenUE’s obligations hereunder, including without limitation its obligations as provided for by Exhibit A, are conditioned upon receipt of the regulatory assurances described in Paragraphs 2 and 3 above and any related Federal Energy Regulatory Commission (“FERC”) approval(s), and a determination by AmerenUE, in its sole discretion, that such regulatory assurances and FERC approval(s) are sufficient. AmerenUE shall notify Noranda

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in writing of any determination of sufficiency under this Paragraph immediately upon its decision, but in no event later than 30 days after the MoPSC and FERC issue their final orders addressing the subject matter of this Agreement.

7.	Enforceability. In the event that any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable as applied in any particular circumstance, its illegality or unenforceability in such circumstance shall neither affect nor impair the enforceability of such provision in any other circumstance or impair the enforceability of any provision of this Agreement to the maximum extent permitted by applicable law.

8.	Modification. The terms of this Agreement may not be amended, modified or waived except by an instrument in writing signed by both Parties.

9.	Signed Counterparts. This Agreement may be signed in separate counterparts, each of which shall be binding on the Parties who are signatory to a counterpart.

10.	Final Agreement. This Agreement is intended to supersede and control with respect to the Parties’ understanding irrespective of the Letter of Intent and any prior oral agreement.

11.	Limitation Of Damages. No Party (or any affiliate thereof) shall be liable to the other Party (or any affiliate thereof) for indirect, consequential, special, incidental, or punitive damages of any kind or nature whatsoever in connection with this Agreement.

12.	Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Noranda shall not assign or transfer its rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of AmerenUE, which consent shall not be unreasonably withheld. The Parties expressly agree, however, that a potential assignee’s failure to satisfy the credit requirements as set forth in the LTS tariff in Exhibit A shall be reasonable grounds for withholding consent.

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     IN WITNESS THEREOF, the undersigned have executed this Agreement as of the date first above written.
Noranda Aluminum, Inc.
By /s/ Keith Gregston
Name Keith Gregston
Title President & General Manager, Noranda Aluminum, Inc. — Primary Division
Union Electric Company d/b/a AmerenUE
By /s/ Steven R. Sullivan
Name Steven R. Sullivan
Title Senior Vice President Gov’t / Regulatory Policy, General Counsel & Secretary

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Exhibit A to Agreement
Noranda Aluminum, Inc. and Union Electric Company
December 14, 2004
UNION ELECTRIC COMPANY ELECTRIC SERVICE
P. S. C. MO., SCHEDULE NO. ___
ORIGINAL SHEET NO. ___
APPLYING TO MISSOURI SERVICE AREA
SERVICE CLASSIFICATION NO. 12 (M)
LARGE TRANSMISSION SERVICE RATE
Rates Based on Monthly Meter Readings
Summer Rate (Applicable during four (4) monthly billing periods of June through September)
          Customer Charge — per month $210.00
          Demand Charge — per kW of Billing Demand $11.816
          Energy Charge — per kWh $0.02242
          Reactive Charge — $0.24 per kVar
Winter Rate (Applicable during eight (8) monthly billing periods of October through May)
          Customer Charge — per month $210.00
          Demand Charge — per kW of Billing Demand $4.504
          Energy Charge — per kWh $0.01974
          Reactive Charge — $0.24 per kVar
Optional Time-of-Day Adjustments
     Additional Customer Charge — $14.00 per month

Energy Adjustment - per kWh	On-Peak Hours(1)	Off-Peak Hours(1)
Summer kWh	+$0.0045	-$0.0025

Winter kWh	+$0.0020	-$0.0011

(1)	On-peak and off-peak hours applicable shall be as specified within this service classification.

Energy Line Loss Rate. Compensation for Customer’s energy line losses from use of the transmission system(s) outside Company’s control area shall be in the form of energy solely supplied by Company to the transmission owner(s) and compensated by payment at a monthly rate of $0.0325 per kWh after appropriate Rider C adjustment of meter readings.
Annual Contribution Factor. Customer shall pay an Annual Contribution Factor to Company, calculated as follows:
The Annual Contribution Factor (“ACF”) shall be calculated as of the date of the completion of each successive 12-month billing period, commencing with the first annual anniversary date of service to Customer under the rate. In the event the ACF is eliminated or discontinued prior to the said anniversary date, no Customer payment is required.
The ACF shall be calculated so as to provide Company an annual net bundled kilowatt-hour realization to Company of $0.0325/kWh, after appropriate Rider C adjustments to Customer’s monthly kilowatt-hour and kilowatt meter readings. All energy and compensation due as a result of the Energy Line Loss and Reactive Charge provisions herein, if any, shall be excluded in the calculation of the ACF. The ACF shall be eliminated effective upon a Missouri Public Service Commission (“MoPSC”) order in a Complaint case, rate case proceeding, or any other regulatory proceeding where Company’s rates for its bundled Service Classifications are changed.
1.	Transmission Service Requirements. Company’s obligation to provide service under this rate is conditioned upon receipt of approval from the appropriate Regional Transmission Organization (“RTO”) to incorporate Customer’s load within Company’s Network Integration Transmission Service agreement without the obligation or requirement that Company construct, upgrade, or improve any existing or new transmission plant or facilities.

Customer shall be responsible for securing firm transmission service throughout the Contract Term outside of Company’s control area at no cost or charge to Company (except for Energy Line Losses), if necessary, and Customer agrees to indemnify and hold Company harmless from all such costs or charges imposed or billed. In any event, Customer shall be responsible for all costs and charges imposed or billed to Company from an RTO that are based on the fact that Customer’s load is not directly connected to Company’s system (e.g. Through and Out rates imposed by the Midwest Independent System Operator, Inc.)

2.	Credit Requirements. A Customer taking service under this rate shall agree to the following special credit terms and conditions, in addition to those that may be required pursuant to Company’s rules, regulations, rates or tariffs: Company, upon request and in its sole discretion, may demand of Customer a security deposit in the form of cash, letter of credit or surety bond, equal to two times (2x) the highest monthly utility bill from the prior 12-month period, upon the occurrence of any of the following:

a.	an assignment to Customer or Customer’s parent of a long-term public debt rating by Moody’s that falls below the rating of Baa3;

b.	an assignment to Customer or Customer’s parent of a long-term public debt rating by Standard & Poor’s that falls below the rating of BBB-;

c.	a significant change in ownership, as determined by Company, including but not limited to a change in ownership or possession of the assets of Customer;

d.	the assessment of two (2) late payment charges within any 12 month rolling period; or

e.	Customer makes an assignment for the benefit of creditors, or otherwise becomes bankrupt or insolvent (however evidenced), in which case Company may pursue other remedies available in law or equity, including a declaration that the agreement is in default.
3.	Payments. Bills are due and payable within ten (10) days from date of bill.

4.	Contract Term. A Customer taking service under this rate shall agree to an initial Contract Term of 15 years. The Contract Term shall be extended in one-year increments unless or until the contract is terminated at the end of the Contract Term or any annual extension thereof by a written notice of termination given by either party and received not later than five years prior to the date of termination. During the Contract Term, a Customer taking service under this rate agrees that Company shall be the exclusive supplier of power and energy to Customer’s premises, and waives any right or entitlement by virtue of any law, including but not limited to Section 91.026 RSMo as it now exists or as amended from time to time, statute, rule, regulation, or tariff, to purchase, acquire or take delivery of power and energy from any other person or entity.

5.	Tax Adjustment. Any license, franchise, gross receipts, occupation or similar charge or tax levied by any taxing authority on the amounts billed hereunder will be so designated and added as a separate item to bills rendered to customers under the jurisdiction of the taxing authority.

6.	Rate Application. This rate shall be applicable, at Customer’s request, to any Customer that 1) consumed 3 million MWh in the preceding 12 months, or can demonstrate to the Company’s satisfaction that it will consume said amount in the next 12 months if historical data are unavailable, 2) can demonstrate to Company’s satisfaction that such energy was routinely consumed at a load factor of 98% or higher or that Customer will, in the ordinary course of its operations, operate at a similar load factor, 3) arranges and pays for transmission service necessary for the delivery of electricity over the transmission facilities of a third party, 4) does not require use of Company’s distribution system, excepting Company’s metering equipment, for service to Customer, and 5) meets all other required terms and conditions of the rate.

7.	Character of Service Supplied. Company will supply a standard three-phase alternating current transmission service voltage. The appropriate adjustments under Rider C will apply; however, there will be no adjustments under Rider B.

8.	Demand Meters. Company will be responsible for the demand meters which have been installed for the measurement of demands.

9.	Billing Demand. The billing demand in any month will be the highest demand established during peak hours or 50% of the highest demand established during off-peak hours, whichever is highest during the month, but in no event less than 5,000 kilowatts.

Peak hours and off-peak hours are defined as follows:

Peak hours: 10:00 A.M. to 10:00 P.M., Monday thru Friday.

Off-peak hours: All other hours including the entire 24 hours of the following days: New Year’s Day, Independence Day, Thanksgiving Friday, Good Friday, Labor Day, Christmas Eve Day, Memorial Day, Thanksgiving Day, Christmas Day.

All times stated above apply to the local effective time.

10.	Reactive Charge. The kVar charge specified in this rate shall be applicable to the kilovars by which the Customer’s average metered kilovars exceed the Customer’s kilovars at an average power factor of 90% lagging during the billing period. Such average kilovar billing units shall be determined in accordance with the following formula:
          kVar = (kVarh/kWh – 0.4843)(kW)
where:
          kVar = kilovar billing units
          kVarh = metered kilovarhours
          kWh = metered kilowatthours
          kW = metered kilowatts
          0.4843 = kilovar requirement at 90% lagging power factor.
Where in Company’s sole judgment application of the above formula would not be appropriate to a Customer, an agreement between Company and Customer for the costs or charges associated with reactive supply facilities may be substituted for said formula.

11.	Optional Time of Day (“TOD”) Service. Applicable at Customer’s option for all Large Transmission Service usage, subject to the following provisions:
a.	Customer will be transferred to this TOD rate option effective with TOD meter installation and transferred from this TOD rate option to the applicable non-TOD rate after the meter is removed.

b.	A Customer electing this TOD option shall remain on the option for a minimum period of 12 months, provided however, that Customer may discontinue this option within the first 90 days following election subject to the continued payment of the TOD Customer Charge, in lieu of any other customer charge, for the full 12-month term of this option.

c.	any Customer canceling this TOD option may not thereafter resume billing under said option for a period of one year following the last billing period on the TOD option.
12.	General Rules and Regulations. In addition to the above specific rules and regulations, all of Company’s General Rules and Regulations shall apply to the supply of service under this rate.

ELECTRIC SERVICE AGREEMENT
June 1, 2005
To: Union Electric Company d/b/a AmerenUE
     The undersigned (hereinafter called “Customer”) requests Union Electric Company d/b/a AmerenUE (hereinafter called “Company”) to supply electric service to Customer under the following terms:

First:	Company to supply and Customer to take and pay for all electric service required for the operation of electric equipment installed or to be installed by Customer on property located at St. Jude Industrial Park and used in the aluminum smelting business, under the terms and conditions of Company’s Rules and Regulations and Company’s Service Classification No. 12(M) Large Transmission Service Rate for Large Transmission Service.

Service hereunder to be delivered at:

Billing Periods	Nominal Voltage	Phase	kW Demand
October thru May	161,000 volts	3	500,000

June thru September	161,000 volts	3	500,000

Second:	Customer satisfies the terms and conditions of the Rate Application paragraph for Service Classification No. 12(M). Customer agrees to notify Company in writing of any contemplated change in kW demand.

Third:	This agreement shall become effective as of the date written above and shall continue in force for an initial term of fifteen (15) years, from and after the date Customer shall first receive delivery hereunder which shall be on or before June 1, 2005, and thereafter until terminated in the manner required or permitted by Service Classification No. 12(M).

Fourth:	This agreement is made subject to Service Classification No. 12(M) and all other applicable rules, regulations and orders of the Regulatory Authorities having jurisdiction, now or hereafter in force. The terms of this agreement, including the rates herein set forth, are subject to change to conform to any change made by Company, with the approval of said Regulatory Authorities, in Company’s rates, rules and regulations applicable to the class of service rendered hereunder.

Fifth:	This agreement shall be binding upon the parties hereto and their successors and assigns. This agreement cannot be assigned by Customer, by operation of law or otherwise, unless by written consent, which consent shall not be unreasonably withheld. Customer expressly agrees, however, that a potential assignee’s failure to satisfy the credit requirements as set forth in Service Classification No. 12(M) shall be reasonable grounds for withholding consent to an assignment.

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Accepted:

UNION ELECTRIC COMPANY		NORANDA ALUMINUM, INC.

By:	/s/ RC	By:	/s/ George E. Swogger

Title:	Vice President – Energy Delivery	Title:	Manager – Energy Procurement

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